Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT

This Separation and Settlement Agreement (the “Agreement”) is made and entered into as of this July 1, 2018 by and between ALLIANCE MMA, INC. (“Alliance MMA”), and Wilbur (“Burt”) Watson (“Watson”).

RECITALS

WHEREAS, other than what is specifically excluded herein, the parties have agreed to terminate the employment with Alliance MMA without admission of liability, pursuant to the terms of this Agreement and the General Release to be signed by Watson in addition to this Agreement and attached hereto as “Exhibit A.”

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and in the General Release, given for valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Separation. Alliance MMA and Watson mutually agree to separate Watson from employment with Alliance MMA. Effective July 1, 2018, Watson shall be relieved of all duties and responsibilities associated with his employment with Alliance MMA (“Separation Date”).

2.       Severance and Settlement Payment. In consideration for entering this Agreement, for release set forth herein and in the General Release and termination of the employment agreement, Watson shall receive as “Severance Pay” the following:

(a) Alliance MMA shall pay Watson a lump sum payment of $50,000 due with the closing of a corporate transaction, currently anticipated to be November 2018. Watson understands that Alliance MMA shall not be withholding any lawful deductions regarding this payment and Watson agrees to pay any and all taxes applicable. Moreover, Watson agrees to indemnify Alliance MMA for any loss or obligation caused by failure of Watson to satisfy any tax obligation(s). Watson further understands that Alliance MMA shall issue an IRS Form 1099 for the payment specified in this paragraph.

3.       Additional Consideration. As additional consideration for entering this Agreement, and for the release set forth herein and in the General Release, Alliance MMA agrees the MMA Promotion Agreement with Hard Rock Casino is solely owned by Watson and AMMA retains no rights to the agreement.

4.       Release.

(a)       As consideration for the Severance Pay and the promises set forth in Paragraph 3, Watson agrees for himself, his assignees, his estate, administrators, executors and heirs, and for any and all persons or entities claiming by or through his or such persons or entities, to release and forever discharge each of the Alliance MMA Releasees (as defined below) from, and to waive any and all rights with respect to all manner of claims, Complaints, causes of Complaint, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Watson ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever (whether under federal or state statutory or common law) arising from or relating in any way to his employment with Alliance MMA and/or any claim set forth in the Charge other than what has been specifically excluded herein. This release specifically includes, but is not limited to, a release of any and all claims pursuant to federal and state wage payment laws (including the Fair Labor Standards Act), the Older Worker Benefit Protection Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Executive Order 11246, the Rehabilitation Act of 1973, 42 U.S.C. §1981-1988, the Civil Rights Act of 1991, civil rights acts of any state, state and federal family and/or medical leave acts, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, and any other federal, state or local laws or regulations of any kind, whether statutory or decisional. This release also includes, but is not limited to, a release of any claims for wrongful termination, breach of contract, or any tort, including fraud or fraud in the inducement, defamation, retaliation, misrepresentation, violation of public policy or invasion of privacy, intentional infliction of emotional distress, negligent infliction of emotional distress, negligent hiring, negligent retention, negligent supervision and all other claims that were raised or could have been raised to date.

As used in this Section, “Alliance MMA Releasees” shall mean: (A) Alliance MMA; (B) all current or former employees, directors, officers, trustees, managers, agents or attorneys of Alliance

MMA, and any and all predecessors, parent and subsidiary corporations and affiliates; (C) the insurers and benefit plans of Alliance MMA; (D) successors of Alliance MMA or its affiliates; and (E) the estates, administrators, executors and heirs of any such persons. The release set forth in this Paragraph shall not be construed to release the rights of any party arising under this Agreement.

(b)       Watson agrees that he will not institute any claim for damages by charge or otherwise, nor will he authorize any other party to institute any claim for damages, via administrative or legal proceedings, against the Alliance MMA Releasees.

5.       OWBPA. The release in Paragraph 4 of this Agreement includes a waiver of all Claims against the Alliance MMA Releasees under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Therefore, pursuant to the requirements of the ADEA and OWBPA, Watson specifically acknowledges the following:

(a)	that he has been advised to consult with an attorney of her choosing concerning the legal significance of this Agreement;

(b)	that he has read and understands this Agreement in its entirety;

(c)	that the consideration set forth in Paragraphs 2 and 3 of this Agreement is adequate and sufficient for his entering into this Agreement and consists of benefits to which he is not otherwise entitled;

(d)	that he has been offered twenty-one (21) days to consider this Agreement before executing it and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration;

(e)	that he has been advised that during the seven (7) day period following his execution of this Agreement, he may revoke his acceptance of this Agreement by delivering written notice to counsel for Alliance MMA, Kelly DeGance, Esquire, Alexander DeGance Barnett, P.A., 1500 Riverside Avenue, Jacksonville FL 32204 and that this Agreement shall not become effective or enforceable until after the revocation period has expired; and

(f)	that Watson has executed this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

6.       Restrictive Covenants. All obligations set forth in the Non-Competition and Non- Solicitation Agreement executed on January 18, 2016 remain in full force an effect, except as set forth below. A copy of the Non-Competition and Non-Solicitation Agreement signed by Watson is attached hereto as “Exhibit B.”

(a)       The final sentence of Paragraph 2, Non-Competition and Non-Solicitation, shall be modified to state as follows: “Accordingly, at all times during the Selling Member’s employment with the Company and until February 1, 2019 the Selling Member will not, directly or indirectly: ”

(b)       Paragraph 2(a), Non-Competition and Non-Solicitation, shall be modified to state as follows: “Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding capital stock of a company) that directly or indirectly competes with the Company’s business in the Mixed Martial Arts (“MMA”) industry or the business of any of its subsidiaries in the MMA industry anywhere in the United States, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company or any of its subsidiaries in the MMA industry while the Selling Member was employed by the Seller or the Company; or ”

(c)       Nothing in this Agreement or the Non-Competition and Non-Solicitation Agreement is intended to preclude Watson from working in the boxing industry.

All obligations set forth in the Non-Competition and Non-Solicitation Agreement executed on January 18, 2016 that are not modified as set forth above in paragraphs 7(a-c) remain in full force an effect.

7.       Confidentiality. Watson shall keep the terms of this Agreement and the General Release confidential and shall refrain from revealing the amount of the Severance Pay to anyone other than her immediate family, legal counsel, accountants, tax advisors, taxing authorities, the Social Security Administration, or as may be required by law, pursuant to court or administrative directives or subpoena, or as the parties may agree in writing. In the event of a breach of this Section, the non-breaching party may pursue any one or all of the following remedies: i) termination of this Agreement, ii) rescission of this Agreement, iii) injunctive relief to prevent further breach, iv) monetary damages, or v) any other remedy a court of competent jurisdiction determines appropriate. The remedies are cumulative to all other remedies at law or equity. In any action brought for breach of this Section, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

9.       Non-Disparagement. Alliance MMA agrees to instruct its managers and directors not to make any statements, written or oral, which denigrate, disparage, or defame the goodwill or reputation of Watson. Watson agrees to refrain from taking actions or making statements, written or oral, which denigrate, disparage, or defame the goodwill or reputation of Alliance MMA its affiliates, divisions, branches, predecessors, successors, assigns, trustees, officers, directors, administrators, partners, agents, and former and current employees and directors. In the event of a breach of this Section, the non-breaching party may pursue any one or all of the following remedies: i) termination of this Agreement, ii) rescission of this Agreement, iii) injunctive relief to prevent further breach, iv) monetary damages, or v) any other remedy a court of competent jurisdiction determines appropriate. The remedies are cumulative to all other remedies at law or equity. In any action brought for breach of this Section, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

10.       General Release. As consideration for the Severance Pay and the promises set forth in Paragraphs 2 and 3 Watson agrees to sign the General Release, which is attached hereto as “Exhibit A,” within ten (10) days of the Termination Date.

11.       Governing Law and Venue. This Settlement Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Florida applicable to contracts made and to be performed in that state without regard to any forum’s choice of law rules or principles, place of execution or place of performance. Venue for any disputes arising under this Agreement shall lie solely in Duval County, Florida or the Middle District of Florida.

12.       Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.       Miscellaneous.

(a)       This Agreement, the General Release, and the Non-Competition and Non-Solicitation Agreement represent the entire agreement of the parties with respect to the settlement described herein. There are no oral promises, representations or agreements with respect to such settlement outside the express agreements set forth in writing in this Agreement, the General Release attached hereto as “Exhibit A,” and the Non-Competition and Non-Solicitation Agreement attached hereto as “Exhibit B.” However, the Asset Purchase Agreement and other related documents previously executed by Watson remain in full force and effect.

(b)       This Agreement may not be amended, modified or changed in any way except by written document executed by each of the parties to this Agreement.

(c)       The parties to this Agreement intend that this Agreement and the General Release are an accord and satisfaction of all pending disputes between them including all claims and disputes alleged or which could have been alleged in the Charge.

(d)       The parties hereto agree that this Agreement shall not be construed for or against any party hereto because that party drafted all or part of this Agreement.

(e)       Watson has been advised by this, in writing, to consult with an attorney concerning this Agreement before signing it.

14.       Severability. In the event a court of competent jurisdiction determines that any part or provision of this Agreement is unenforceable, all remaining provisions and parts of this Agreement shall remain in full force and effect, and shall be fully enforceable.

This Separation and Settlement Agreement is made and entered into as of the date first above written.

ALLIANCE MMA, INC.		Wilbur “Burt” Watson

By:	/s/ John Price	/s/ Burt Watson
Name:	John Price
Title:	Chief Financial Officer